Exhibit 99.1

The Genlyte Group Incorporated 10350 Ormsby Park Place, Suite 601 Louisville, KY 40223

News Release	For Immediate Release

Contact:   William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES SECOND QUARTER EARNINGS OF $0.72 PER SHARE

Louisville, KY, July 21, 2003. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its second quarter earnings per share fell to $0.72, a 7.7% decrease compared to the second quarter of 2002.  Net income was $9.8 million, down 7.9% from the second quarter of 2002. The company reported second quarter 2003 sales of $254.1 million were 2.6% higher than the $247.8 million reported last year.

The year to date earnings per share were $1.37 and net income was $18.6 million, down 3.5% and 3.9% respectively from 2002.   Sales during the six-month period increased 2.5% to $492.0 million from $479.8 million.

Chairman, President and CEO Larry Powers said, “Although we are pleased to report a sales increase for the quarter and year to date, it is disappointing to report lower earnings after achieving thirty-three consecutive quarters of increasing earnings per share and income over prior years.  As we announced in our outlook last month, the weak US dollar has impacted the earnings of the company’s Canadian divisions that sell into the US markets.  During the second quarter, we realized approximately $1.7 million of pre-tax translation losses on US dollar denominated monetary assets, including cash and receivables, in our Canadian divisions.   The translation losses were partially offset by a $0.4 million pre-tax benefit of translating Canadian operating earnings. The company traditionally has not hedged its Canadian dollar transaction exposures.  On the other hand, our accumulated other comprehensive income increased by $6.0 million during the second quarter and has increased by $10.1 million this year to date due to Canadian currency translation adjustments. The other comprehensive income is not included in our operating income and is only reflected as an increase to shareholders equity.

“In addition to the currency translation costs, legal, pension, and insurance costs were  $0.9 million higher this quarter than last year.  We also recognized $0.6 million of due diligence costs related to a potential acquisition that we decided not to pursue.

“The recent Vari-Lite and Shakespeare acquisitions helped to increase sales by $10.3 million for the quarter and $15.1 million for the year to date.  Sales for comparable operations excluding acquisitions were down 1.6% for the quarter and 0.6% year to date.

“We have seen minimal benefit from the recent price increase due to excess industry capacity and continued soft market conditions.  The commercial and industrial markets have been weak since the third quarter of 2001. Residential construction is somewhat firm but flattening. We have continuously worked to increase our manufacturing efficiencies and reduce cost to offset the market pressures. However, the magnitude of the unusual currency translation losses this quarter combined with continued insurance, freight, and legal cost increases are more than we have been able to offset with other cost reductions.

“We do not expect to see much of an improvement during the third quarter or for the balance of 2003. While we hope the impact of the Canadian exchange rate will be less severe, it is not predictable. We also expect insurance, freight and legal costs to continue to impact our bottom line.

“As always, we are taking actions to minimize these economic difficulties.  These actions include our ongoing industry leadership in product development, a refocusing of our sales force toward the more active markets including schools, healthcare and other institutional facilities, and continuing cost reductions.”

Vice President and Chief Financial Officer Bill Ferko stated,  “During the quarter we provided $10.5 million cash from operations less plant and equipment investments compared to the second quarter of last year when we generated $1.9 million of cash. We are disappointed that accounts receivable and inventories increased by $32.1 million from year-end and $18.3 million from last June. Approximately $16 million of the increase over last June is attributed to recent acquisitions; $5 million is attributed to the strengthening Canadian dollar. We intend to continue to take steps to reduce working capital.

“Our balance sheet remains very strong.  We closed the second quarter of 2003 with a cash balance of $78.5 million and debt of $16.1 million, or a net-cash position of $62.4 million compared to a net-cash balance of $37.1 million last June.  During the second quarter we reduced debt by $18.3 million and we invested $19.0 million to purchase the Shakespeare light pole and composite structures business.”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on July 21, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited)

	For the three months ended
	June 28, 2003	June 29, 2002	% Change

Net Sales	$254,113	$247,767	+2.6%

Operating Profit*	23,055	25,049	-8.0%

Net Income	9,834	10,678	-7.9%

E.P.S.	$0.72	$0.78	-7.7%

Average Shares Outstanding	13,590	13,725	-1.0%

*      Operating Profit is before deducting minority interest of $6,946 for the three months ended June 28, 2003 and $7,619 for the three months ended June 29, 2002.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited)

	For the six months ended
	June 28, 2003	June 29, 2002	% Change

Net Sales	$492,026	$479,793	+2.5%

Operating Profit*	43,834	45,503	-3.7%

Net Income	18,642	19,396	-3.9%

E.P.S.	$1.37	$1.42	-3.5%

Average Shares Outstanding	13,558	13,614	-0.4%

*      Operating Profit is before deducting minority interest of $13,211 for the six months ended June 28, 2003 and $13,657 for the six months ended June 29, 2002.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
(Amounts in thousands, except earnings per share data)
(Unaudited)

	Three Months Ended June 28 and 29		Six Months Ended June 28 and 29
	2003	2002	2003	2002
Net sales	$254,113	$247,767	$492,026	$479,793
Cost of sales	165,384	160,198	321,467	312,004
Gross profit	88,729	87,569	170,559	167,789
Selling and administrative expenses	65,444	62,317	126,268	121,861
Amortization of intangible assets	230	203	457	425
Operating profit	23,055	25,049	43,834	45,503
Interest expense, net of interest income	35	43	63	262
Minority interest, net of income taxes	6,946	7,619	13,211	13,657
Income before income taxes	16,074	17,387	30,560	31,584
Income tax provision	6,240	6,709	11,918	12,188
Net income	$9,834	$10,678	$18,642	$19,396

Earnings per share:
Basic	$0.73	$0.79	$1.38	$1.44
Diluted	$0.72	$0.78	$1.37	$1.42

Weighted average number of shares outstanding:
Basic	13,477	13,581	13,467	13,491
Diluted	13,590	13,725	13,558	13,614

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 28, 2003 AND DECEMBER 31, 2002
(Amounts in thousands)

	(Unaudited)
	6/28/2003	12/31/2002
Assets:
Current Assets:
Cash and cash equivalents	$78,489	$111,906
Accounts receivable, less allowances for doubtful accounts of $10,820 and $10,616, respectively	171,509	148,279
Inventories	145,325	136,470
Deferred income taxes and other current assets	28,375	27,915
Total current assets	423,698	424,570
Property, plant and equipment, at cost	378,920	365,811
Less: accumulated depreciation and amortization	264,555	258,235
Net property, plant and equipment	114,365	107,576
Goodwill, net of accumulated amortization	145,906	134,231
Other intangible assets, net of accumulated amortization	21,887	22,195
Other assets	3,346	3,841
Total Assets	$709,202	$692,413

Liabilities & Stockholders’ Equity:
Current Liabilities:
Current maturities of long-term debt	$327	$4,100
Accounts payable	89,231	87,568
Accrued expenses	63,701	73,133
Total current liabilities	153,259	164,801
Long-term debt	15,770	33,028
Deferred income taxes	33,372	32,935
Minority interest	148,726	133,789
Accrued pension and other long-term liabilities	34,485	33,875
Total liabilities	385,612	398,428
Commitments and contingencies
Stockholders’ Equity:
Common stock	135	135
Additional paid-in capital	10,314	9,451
Retained earnings	286,713	268,071
Accumulated other comprehensive income	26,428	16,328
Total stockholders’ equity	323,590	293,985
Total Liabilities & Stockholders’ Equity	$709,202	$692,413

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 28, 2003 AND JUNE 29, 2002
(Amounts in thousands)
(Unaudited)

	2003	2002
Cash Flows From Operating Activities:
Net income	$18,642	$19,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,714	11,702
Net loss from disposals of property, plant and equipment	(3)	12
Provision for doubtful accounts receivable	1,059	1,500
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable	(16,393)	(25,194)
Inventories	(2,619)	(250)
Deferred income taxes and other current assets	(142)	(6)
Intangible and other assets	953	(597)
Increase (decrease) in:
Accounts payable	(1,949)	4,246
Accrued expenses	(11,372)	(3,465)
Deferred income taxes, long-term	—	521
Minority interest	14,787	12,603
Accrued pension and other long-term liabilities	294	(1,458)
All other, net	221	(394)
Net cash provided by operating activities	16,192	18,616
Cash Flows From Investing Activities:
Acquisitions of businesses, net of cash received	(19,015)	—
Purchases of property, plant and equipment	(9,424)	(8,725)
Proceeds from sales of property, plant and equipment	91	1,677
Net cash used in investing activities	(28,348)	(7,048)
Cash Flows From Financing Activities:
Increase in short-term debt	—	49
Proceeds from long-term debt	—	831
Reductions of long-term debt	(22,174)	(200)
Purchases of treasury stock	—	(87)
Exercise of stock options	763	3,756
Net cash provided by (used in) financing activities	(21,411)	4,349
Effect of exchange rate changes on cash and cash equivalents	150	2,336
Net increase (decrease) in cash and cash equivalents	(33,417)	18,253
Cash and cash equivalents at beginning of period	111,906	59,789
Cash and cash equivalents at end of period	$78,489	$78,042

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.

SOURCE The Genlye Group Inc.